Exhibit 10.4

8/23/2004

Clayton Lewis

Dear Clayton,

On behalf of HouseValues, I am extremely pleased to offer you the position of Chief Operating Officer. This letter sets forth the terms of your employment with HouseValues. If you wish to accept employment with HouseValues on these terms, please so indicate by signing two copies of this letter and two copies of the enclosed Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement. Please retain one set for your files and mail me one set of original documents with your signature. This offer and all terms of employment stated in this letter will expire if you have not returned a signed copy of both agreements to me on or 9/9/2004.

Term of Employment and Compensation

Unless we mutually agree otherwise, you will commence employment with HouseValues by 9/30/2004. The work you perform will be the usual and customary work of a Chief Operating Officer, as well as any additional duties that the CEO/the Board of Directors may instruct you to perform. It is understood and agreed that it is the intent of the parties that you will provide services to HouseValues on a full-time basis and that, specifically, you will not undertake any part-time or “moonlighting” employment or consultancy without the prior written consent of HouseValues.

Your starting salary will be $190,000 per year, paid twice monthly. Salary, bonus and equity compensation will be subject to all legally required withholding taxes.

Signing bonus: You are eligible to receive a one time signing bonus in the amount of $40,000. You will be entitled to receive this signing bonus provided that you: 1. Accept the terms of this offer letter. 2. Commence employment with HouseValues at their headquarters in Bellevue, WA on or before 9/30/2004. The signing bonus will be paid out according to the normal payroll schedule.

Management Bonus Program: You are eligible to participate in the management bonus program. The management bonus program is defined by the CEO and Board of Directors. There is no guaranteed payout under the management bonus program.

The management bonus program we anticipate to be in place for 2005 is as follows:

If the company meets the budget and key objectives for 2005: You could receive up to 35% of your base salary

If the company meets the “stretch” budget goals and objectives for 2005: You could receive up to 45% of your base salary

If the company meets the “Home run” budget goals and objectives for 2005: You could receive up to 60% of your base salary.

The exact bonus payment will be determined at the sole discretion of the board

Please note: The management bonus program is subject to change at any time. You will not be eligible to participate in the 2004 management bonus pool.

Benefits

You will be entitled, during the term of your employment, to vacation, medical and other employee benefits (subject to applicable eligibility requirements) to the extent such benefits are offered by HouseValues to its other employees. Specifically you will be eligible to receive 3 weeks of paid vacation per year.

Option Compensation

HouseValues wishes to ensure that your energies are wholly devoted to the long-term interests of HouseValues and its shareholders. Accordingly, subject to approval by the Board of Directors and the execution by you of a stock option letter Agreement, you will receive an NSO to purchase 200,000 shares of HouseValues, Inc. common stock, pursuant to the terms of the HouseValues, Inc. 1999 Stock Incentive Compensation Plan. The exercise price per share of the Option will be set at the fair market value per share of the Company’s common stock on the date of grant, as determined by the Board of Directors.

Your options will have certain accelerated vesting provisions as set forth in an NSO letter agreement provided to you simultaneous herewith.

Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement

As a condition of your employment pursuant to this offer letter, we require that you sign the enclosed Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement and complete Exhibit A Exhibit B thereto. Please note that the Company’s willingness to enter into an employment relationship with you and to facilitate the equity compensation described above is based in significant part on your commitment to fulfill the obligations specified in that agreement.

Employment at Will

Your employment with HouseValues will be “at will,” which means that either you or HouseValues may terminate your employment with HouseValues at any time, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter. If you wish to terminate your employment, HouseValues requests that you provide written notice at least two weeks prior to the effective date of your resignation.

Termination Payment

In the event of the termination of your employment, all compensation and benefits set forth above terminate except for the following:

If the Company terminates your employment without Cause or if you terminate your employment for Good Reason, you shall be entitled to receive termination payments equal to (i) twelve months’ your annual base salary, (ii) 50% of the most recent annual bonus paid to you, and (iii) twelve months’ COBRA premiums otherwise due from you, for yourself and eligible dependents, with respect to COBRA coverage offered by the Company, provided that you sign a separation agreement releasing any claims against the Company. If the Company terminates your employment because of death or disability, you shall be entitled to receive twelve months’ COBRA premiums otherwise due from you, for yourself and eligible dependents, with respect to COBRA coverage offered by Company. If you are terminated for Cause or if you terminate your employment, you shall not be entitled to receive any of the foregoing benefits. All payments under this paragraph shall be made to you at the same interval as payments of salary were made to you immediately prior to termination.

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall be limited to the occurrence of one or more of the following events:

(a)	willful misconduct, insubordination, or dishonesty in the performance of your duties or other knowing and material violation of Company’s policies and procedures in effect from time to time which results in a material adverse effect on Company;

(b)	your continued failure to satisfactorily perform your duties for a period of sixty consecutive days after receipt of written notice that specifically identifies the areas in which your performance is deficient and you fail to cure such acts or omissions within thirty as long as these duties have a material impact on the company (30) days after receipt of the written notice;

(c)	your conviction of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that could reasonably be expected to result in such a conviction;

(d)	current use by you of illegal substances that results in a criminal conviction and materially impairs Company’s business, goodwill or reputation; or

(e)	any material violation by you of your Noncompetition Agreement with Company that results in a material adverse effect on Company.

For the purposes of this Agreement, “Good Reason” shall mean that you, without your consent, have either:

(a)	incurred a material reduction in your title, status, authority or responsibility at Company; or

(b)	incurred a reduction in your base salary from Company;

(c)	suffered a material breach of this Agreement by Company which Company does not cure within 20 days following written notice from you; or

(d)	a relocation of Company’s office location more than 40 miles from the current location.

Additional Provisions

Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States. On your first day of employment you must provide the required identification. The terms of this offer letter, including the equity compensation, are subject to the approval of

HouseValues’s board of directors. Upon your acceptance of this offer, HouseValues promptly will have prepared the documents necessary to effect all the terms of this agreement, and you agree to assist HouseValues in causing the same to be prepared and executed.

You represent that your employment as of 9/30/2004, is not in violation of any obligation to a previous employer or any entity with whom you have had a relationship as an independent contractor or consultant, including any obligation contained in a noncompetition agreement or similar agreement.If you accept this offer, the terms described in this letter will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms must be in writing and signed by you and an authorized officer of HouseValues to be enforceable.

We are delighted about the possibility of your joining us. I hope you will accept this offer and I look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ Gregg Eskenazi
Gregg Eskenazi
General Counsel

ACCEPTANCE:

I accept employment with HouseValues, Inc. under the terms set forth in this letter:

I acknowledge that my employment is at will and may be terminated by me or HouseValues at any time, with or without cause.

/s/ Clayton Lewis
Clayton Lewis
Date:	9/9/04